Exhibit 99.1

Five Prime Therapeutics Announces Fourth Quarter and Full Year 2014 Financial Results

SOUTH SAN FRANCISCO, Calif., March 17, 2015, (GLOBE NEWSWIRE) — Five Prime Therapeutics, Inc. (NASDAQ:FPRX), a clinical-stage biotechnology company focused on discovering and developing novel protein therapeutics for cancer and inflammatory diseases, today provided a corporate update and reported financial results for the fourth quarter and full year ending December 31, 2014.

“2014 was a remarkable year for Five Prime,” said Lewis T. “Rusty” Williams, M.D., Ph.D., Founder and Chief Executive Officer of Five Prime. “We began the year with two candidates in the clinic and our pipeline has now grown to three clinical-stage therapeutics covering 11 indications. We have substantially broadened our presence in immuno-oncology through a new clinical collaboration with Bristol-Myers Squibb in which we are expanding development of FPA008, our CSF1 receptor antibody, into multiple tumor types in combination with nivolumab. Five Prime is also initiating development of FPA008 in pigmented villonodular synovitis (PVNS), a tumor driven by the CSF1 receptor pathway. Finally, we’ve initiated a Phase 1 trial for our newest clinical candidate, FPA144. This FGF receptor 2b antibody will be developed for a subset of patients with gastric cancer, an indication with a high unmet need and a focused development path. As I look ahead, I am excited that we have the team and resources to advance each of our clinical programs as well as our discovery work in immuno-oncology.”

Business Highlights and Recent Developments

Pipeline:

•	FPA008: FPA008 targets monocytes and macrophages, which are elevated or activated in multiple disease settings. In cancer, macrophages suppress the immune system’s ability to kill cancer cells. In joint diseases, such as PVNS and RA, macrophages play a central role in the disease process.

•	Reported Healthy Volunteer Data from Phase 1 Clinical Trial of FPA008. Five Prime presented data from the healthy volunteer cohorts of its Phase 1 trial of FPA008 during the 2014 American College of Rheumatology (ACR) Annual Scientific Meeting. FPA008 was well tolerated at doses up to 3 mg/kg and showed modulation of key biomarkers that may indicate the potential for clinical benefit. Additionally, pharmacokinetic data supported dosing intervals of two weeks or more. The safety profile supports the exploration of FPA008 in a variety of indications, including as part of combination therapy regimens.

•	Announced Immuno-Oncology Clinical Trial Collaboration with Bristol-Myers Squibb (BMS) for FPA008. Five Prime and BMS entered into a clinical trial collaboration to evaluate the safety, tolerability and preliminary efficacy of combining FPA008 with nivolumab, BMS’s PD-1 immune checkpoint antibody. Five Prime and BMS plan to explore the combination in patients with non-small cell lung cancer, melanoma, head and neck cancer, pancreatic cancer, colorectal cancer and malignant glioma. Five Prime expects the Phase 1a/1b trial to begin by mid-2015.

•	Began Preparations for a Phase 1/2 Clinical Trial of FPA008 in PVNS. Five Prime plans to begin a Phase 1/2 clinical trial of FPA008 in PVNS, an orphan indication, by mid-2015. The Company anticipates that preliminary efficacy data from the Phase 1 portion of this trial could be available by the end of 2015 or early 2016.

•	Initiated Dosing in Rheumatoid Arthritis (RA) Patients in Phase 1 Clinical Trial of FPA008. Five Prime began dosing FPA008 in RA patients with active disease who are on methotrexate in part 3 of its Phase 1 clinical trial. Five Prime plans to report preliminary open-label data in RA patients by the end of 2015.

•	Initiated Patient Dosing in the Phase 1 Clinical Trial of FPA144. Five Prime initiated dosing in its Phase 1a/1b clinical trial of FPA144. The trial is initially enrolling unselected patients with solid tumors and will subsequently enroll selected gastric cancer patients with FGFR2b protein overexpression or FGFR2 gene amplification in their tumors as identified through molecular diagnostic assays. By the end of 2015, Five Prime expects to complete the dose escalation portion of the trial, begin expansion in gastric cancer patients, and report preliminary safety data from the study.

•	Continued Enrollment in the Phase 1b Clinical Trial of FP-1039/GSK3052230, an FGF Ligand Trap, in Non-Small Cell Lung Cancer and Mesothelioma. GlaxoSmithKline (GSK) completed dose escalation in one of the three arms and began expansion in that arm. Arms A and B continue to enroll patients with newly-diagnosed or recurrent squamous non-small cell lung cancer (NSCLC) whose tumors have amplification of the FGF receptor 1 gene. Arm C is enrolling patients with malignant pleural mesothelioma. GSK plans to present preliminary data at a scientific meeting by the end of 2015.

Internal Research:

•	Progressed Internal Immuno-Oncology Research Program. During 2014, Five Prime dedicated additional personnel and resources to expand the breadth and depth of its internal immuno-oncology program, which has led to the identification of promising antibody targets and ligand traps. Five Prime also presented a poster at the 2014 Society for Immunotherapy of Cancer Annual Meeting describing the use of the Company’s target discovery platform to identify unique immuno-oncology targets.

Discovery Collaborations:

•	Entered into Collaboration Agreement with BMS. In March 2014, Five Prime entered into a collaboration agreement with BMS for the discovery, development and commercialization of immuno-oncology therapies directed toward targets identified in two undisclosed immune checkpoint pathways using Five Prime’s proprietary target discovery platform. Five Prime is free to pursue all other pathways in immuno-oncology outside of the collaboration.

•	Expanded Respiratory Diseases Collaboration with GSK. In October 2014, Five Prime announced the expansion of its respiratory diseases research collaboration with GSK. The scope of the collaboration was broadened and includes two additional respiratory disease screening assays.

•	Licensed Target in GSK Muscle Diseases Collaboration. In September 2014, GSK took a commercial license to an undisclosed muscle disease target that Five Prime identified using the company’s proprietary target discovery platform.

Finance:

•	Completed February 2014 Public Offering of Common Stock. In February 2014, Five Prime completed an underwritten public offering of common stock, raising net proceeds of $40.1 million.

•	Completed January 2015 Public Offering of Common Stock. In January 2015, Five Prime completed an underwritten public offering of common stock, raising net proceeds of $78.7 million.

Summary of Financial Results and Guidance:

•	Cash Position. Cash, cash equivalents and marketable securities totaled $149.1 million on December 31, 2014 compared to $75.7 million on December 31, 2013. This does not include the proceeds from the January 2015 public offering of common stock. The increase in year end 2014 cash was primarily attributable to Five Prime’s public offering of common stock in February 2014, BMS’s purchase of $21.0 million of common stock in March 2014, the $20.0 million upfront payment received from BMS for the immuno-oncology research collaboration and the $30.0 million one-time fee received from BMS for the immuno-oncology clinical collaboration offset by cash used in operations.

•	Revenue. Collaboration revenue for the fourth quarter of 2014 increased by $0.8 million, or 21%, to $4.6 million from $3.8 million in the fourth quarter of 2013, primarily due to revenue recognized under the immuno-oncology research collaboration with BMS. Collaboration revenue for the full year 2014 increased by $5.4 million, or 39%, to $19.2 million in 2014 from $13.8 million in 2013 primarily due to revenue recognized under our collaborations with UCB, GSK, and BMS.

•	R&D Expenses. Research and development expenses for the fourth quarter of 2014 increased by $4.5 million, or 56%, to $12.6 million from $8.1 million in the fourth quarter of 2013. Full year 2014 research and development expenses increased by $10.4 million, or 32%, to $43.2 million in 2014 from $32.8 million in 2013. This increase was primarily related to advancing the FPA144 program into a Phase 1 clinical trial and expanding our internal immuno-oncology research.

•	G&A Expenses. General and administrative expenses for the fourth quarter of 2014 increased by $1.0 million, or 33%, to $4.0 million from $3.0 million in the fourth quarter of 2013. Full year 2014 general and administrative expenses were $13.6 million, an increase of $3.2 million, or 31%, from $10.4 million in 2013. This increase was primarily due to increased public company related expenses, and increases in non-cash stock based compensation and cash compensation.

•	Net Loss. Net loss for the fourth quarter of 2014 was $11.8 million, or $0.55 per basic and diluted share, compared to a net loss of $7.3 million, or $0.43 per basic and diluted share, for the fourth quarter of 2013. Full year 2014 net loss was $37.4 million, or $1.79 per basic and diluted share, compared to a net loss of $28.9 million, or $5.23 per basic and diluted share. This increase in net loss was primarily related to advancing the FPA144 program into a phase 1 clinical trial and expanding internal immuno-oncology discovery efforts.

Cash Guidance. Five Prime expects full year 2015 net cash used in operating activities to be less than $65 million and estimates ending 2015 with more than $160 million in cash, cash equivalents and marketable securities. Five Prime expects to have cash to fund operations into the first half of 2018, without entering into any additional collaboration agreements or receiving any future milestone payments. This provides runway through efficacy data milestones for all current clinical programs.

Conference Call Information

Five Prime will host a conference call and live audio webcast today at 5 p.m. (ET) / 2 p.m. (PT) to discuss its financial results and provide a corporate update. To participate in the conference call, please dial (877) 878-2269 (domestic) or (253) 237-1188 (international) and refer to conference ID 94614642. To access the live webcast please visit the “Events & Presentations” page under the “Investors” tab on Five Prime’s website at www.fiveprime.com.

An archived copy of the webcast will be available on Five Prime’s website beginning approximately two hours after the conference call. Five Prime will maintain an archived replay of the webcast on its website for at least 30 days after the conference call.

About Five Prime

Five Prime Therapeutics, Inc. discovers and develops innovative therapeutics to improve the lives of patients with serious diseases. Five Prime’s comprehensive discovery platform, which encompasses virtually every medically relevant extracellular protein, positions it to explore pathways in cancer, inflammation and their intersection in immuno-oncology, an area with significant therapeutic potential and a growing focus of the company’s R&D activities. Five Prime has entered into strategic collaborations with leading global pharmaceutical companies and has promising product candidates in clinical and late preclinical development. For more information, please visit www.fiveprime.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Five Prime’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include statements about (i) the timing of initiation, progress and scope of clinical trials for Five Prime’s product candidates; (ii) the reporting of clinical results regarding Five Prime’s product candidates; (iii) Five Prime’s full-year 2015 net cash used in operating activities; (iv) the amount of Five Prime’s cash, cash equivalents and marketable securities at the end of 2015; and (v) the period during which FivePrime expects to be able to fund operations. Many factors may cause differences between current expectations and actual results including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of Five Prime’s collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. Other factors that may cause Five Prime’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Five Prime’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Five Prime assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

CONTACT:

Amy Kendall,

Corporate Communications

415-365-5776

amy.kendall@fiveprime.com

Five Prime Therapeutics, Inc.

Selected Balance Sheets Data

(in thousands)

	As of December 31,
	2014	2013
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$149,054	$75,722
Total assets	155,631	81,791
Total current liabilities (excluding deferred revenue)	7,877	5,910
Deferred revenue (in total, including short term portion)	60,566	15,036
Total stockholders’ equity	85,205	58,026

Five Prime Therapeutics, Inc.

Condensed Statements of Operations

(In Thousands Except Per Share Amounts)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
Collaboration revenue	$4,645	$3,785	$19,231	$13,791
Operating expenses:
Research and development	12,571	8,077	43,173	32,785
General and administrative	3,968	3,042	13,632	10,427

Total operating expenses	16,539	11,119	56,805	43,212
Loss from operations	(11,894)	(7,334)	(37,574)	(29,421)
Interest and other (expense) income, net	68	17	150	549

Net loss	$(11,826)	$(7,317)	$(37,424)	$(28,872)

Basic and diluted net loss per common share	$(0.55)	$(0.43)	$(1.79)	$(5.23)

Shares used to compute basic and diluted net loss per common share	21,593	16,835	20,865	5,523